
                                                                    Exhibit 10.1



                            ASSET PURCHASE AGREEMENT

                                      among

                          OPTICAL SENSORS INCORPORATED

                                 VASAMEDICS LLC

                                   JOHN BORGOS

                                       AND

                                   RAMON DIAZ

                             Dated: October 1, 2002

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                                TABLE OF CONTENTS

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                                                                            Page
                                                                            ----
SECTION 1. PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF
  LIABILITIES .............................................................   1
  1.1  Purchase and Sale of Assets ........................................   1
  1.2  Excluded Assets: ...................................................   2
  1.3  Assumed Liabilities ................................................   2
  1.4  Instruments of Transfer to Buyer ...................................   3
SECTION 2. PAYMENT OF DEBT; CLOSING .......................................   4
  2.1  Payment of Debt ....................................................   4
  2.2  Closing Date .......................................................   4
  2.3  Deliveries. ........................................................   4
SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER .......................   5
  3.1  Disclosure Schedule ................................................   5
  3.2  Organization and Standing ..........................................   6
  3.3  Authority ..........................................................   6
  3.4  Non-Contravention ..................................................   6
  3.5  Consents and Approvals .............................................   6
  3.6  Financial Statements ...............................................   7
  3.7  Debt ...............................................................   7
  3.8  Undisclosed Liabilities ............................................   7
  3.9  Absence of Certain Changes .........................................   7
  3.10 Purchased Assets of Business .......................................   7
  3.11 Machinery and Equipment ............................................   7
  3.12 Intellectual Property Rights .......................................   8
  3.13 Inventories ........................................................   8
  3.14 Insurance ..........................................................   8
  3.15 No Litigation or Adverse Events ....................................   8
  3.16 Employees ..........................................................   8
  3.17 Employee Benefit Plans .............................................   8
  3.18 Leases; Facility ...................................................   9
  3.19 Environmental ......................................................   9
  3.20 Products and Warranties ............................................   9
  3.21 Orders, Commitments and Returns ....................................  10
  3.22 Compliance with Law; Permits .......................................  10
  3.23 Taxes ..............................................................  10
  3.24 Brokers ............................................................  10
  3.25 Contracts; No Default ..............................................  11
  3.26 Disclosure .........................................................  11
  3.27 Plan of Reorganization .............................................  11
SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER ........................  11
  4.1  Corporate Organization .............................................  11
  4.2  Authority ..........................................................  11
  4.3  Non-Contravention ..................................................  12
  4.4  Brokers ............................................................  12
SECTION 5. COVENANTS ......................................................  12
  5.1  Further Assurances and Cooperation .................................  12

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
  5.2   Public Announcement ...............................................  12
  5.3   Employee Matters. .................................................  12
  5.4   Tax Matters. ......................................................  13
  5.5   Full Access to Buyer ..............................................  13
  5.6   Third Party Agreements ............................................  13
  5.7   Expenses ..........................................................  13
  5.8   Confidentiality ...................................................  14
SECTION 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
  INDEMNIFICATION .........................................................  14
  6.1   Survival of Representations and Warranties ........................  14
  6.2   Indemnification by Buyer ..........................................  14
  6.3   Indemnification by Seller .........................................  14
  6.4   Claims for Indemnification. .......................................  15
  6.5   Limitation on Indemnification .....................................  16
SECTION 7. MISCELLANEOUS ..................................................  17
  7.1   Notices ...........................................................  17
  7.2   Governing Law .....................................................  17
  7.3   Counterparts ......................................................  17
  7.4   Amendment or Modification .........................................  17
  7.5   Assignment and Successors .........................................  17
  7.6   Arbitration .......................................................  17
  7.7   Entirety of Agreement; Schedules ..................................  18
  7.8   Headings ..........................................................  18
  7.9   Severability ......................................................  18
  7.10  No Third Party Beneficiaries ......................................  18

EXHIBITS
--------

Exhibit 1.1(a)........................................ Cash and Cash Equivalents
Exhibit 1.1(b).................. Machinery, Equipment and Leasehold Improvements
Exhibit 1.1(c)......................................... Personal Property Leases
Exhibit 1.1(d)........................................................ Inventory
Exhibit 1.1(e).............................................. Accounts Receivable
Exhibit 1.1(f)..................................... Intellectual Property Rights
Exhibit 1.1(h)............................................. Governmental Permits
Exhibit 1.1(i)................................................. Prepaid Expenses
Exhibit 1.1(j)........................................................ Contracts
Exhibit 1.3(a)........................................ Balance Sheet Liabilities
Exhibit 3................................................... Disclosure Schedule

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of October 1, 2002 by and among, Optical Sensors Incorporated, a Delaware corporation (the "Buyer"); Vasamedics LLC, a limited liability company organized under the laws of the State of New Jersey (the "Seller"); and John Borgos and Ramon Diaz, owners of all the membership interests in the Seller (each a "Member" and collectively, the "Members").

         WHEREAS, Seller is engaged in the business of medical instrumentation for patient monitoring of laser Doppler blood flow and related measurements (the "Business"); and

         WHEREAS, Seller and Buyer wish to provide for terms and conditions upon which Seller will sell to Buyer, and Buyer will purchase from Seller, substantially all the assets of Seller that are used by Seller in the Business and, in connection therewith, assume only certain specified balance sheet liabilities and contractual obligations of Seller, as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and respective agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   SECTION 1.
            PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1 Purchase and Sale of Assets. On the date hereof at the Closing (as defined below) contemplated hereby, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any mortgage, lien, pledge, option, security interest, claim, charge, financing statement or other encumbrance of any kind whatsoever, whether or not of record ("Encumbrances"), all right, title and interest in and to Seller's assets, other than the Excluded Assets (as defined below), whether or not appearing on the books and records of Seller or the Exhibits hereto (the "Purchased Assets"), including without limitation those described below:

         (a) Cash and Cash Equivalents. Cash, money and deposits with financial institutions and others, certificates of deposit, commercial paper, notes, evidences of indebtedness, stocks, bonds and other investments, including without limitation those described on Exhibit 1.1(a);

         (b) Machinery, Equipment and Leasehold Improvements: Furniture, furnishings, fixtures, equipment, machinery, spare parts, tooling, supplies, vehicles, rolling stock, leasehold improvements and other personal property used in the operation of the Business (including Seller's rights, if any, in items owned by customers, vendors, suppliers of Seller or other third parties and used to fulfill commitments to such customers), including without limitation those described on Exhibit 1.1(b) (the "Machinery and Equipment");

         (c) Personal Property Leases: Leases and subleases of furniture, furnishings, fixtures, equipment, machinery, spare parts, tooling, supplies, vehicles, rolling stock and other personal property, including without limitation those described on Exhibit 1.1(c) ("Personal Property Leases");

         (d) Inventory: Items of finished goods, work in process, raw and packaging materials, and spare and replacement parts, including inventory in transit or in storage (including rights in inventory on consignment or memorandum, subject to the rights of consignor) (the "Inventory"), including without limitation those described on Exhibit 1.1(d);

         (e) Accounts Receivable: Accounts and notes receivable, deposits, advances, manufacturer and supplier rebates, and all other receivables including without limitation those described on
               Exhibit 1.1(e);

         (f) Intellectual Property Rights: All patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, trade names, the name "Vasamedics," service marks, service mark applications, copyrights, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress and formulae, including without limitation those described on Exhibit 1.1(f), the goodwill associated therewith and all rights related thereto (collectively, the "Intellectual Property Rights");

         (g) Business Information: Business information and related books and records, including files, computer discs and tapes, invoices, credit and sales records, personnel records (subject to applicable law), customer lists, customer prospect lists, supplier and vendor lists (including cost information), business plans and other plans and specifications, accounting books and records, sales literature, current price lists and discounts, promotional signs and literature, marketing and sales brochures, and manufacturing and quality control records and procedures;

         (h) Governmental Permits: All licenses, permits, authorizations and marketing approvals issued to Seller used in the Business, including those issued by the United States Food and Drug Administration, and without limitation those described on Exhibit 1.1(h);

         (i) Prepaid Expenses: All prepaid expenses of Business, including without limitation those described on Exhibit 1.1(i); and

         (j) Contracts: All oral and written contracts, agreements, leases and orders for the purchase or sale of products or services, including without limitation those described on Exhibit 1.1(j).

1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the following assets are excluded from the Purchased Assets and are collectively referred to as the "Excluded Assets":

         (a) Minute Books. Seller's minute books, company seals, stock records and other documents, books and records related exclusively to the Excluded Assets; provided that Buyer is permitted reasonable access to such documents pursuant to Section 5.5 hereof.

1.3 Assumed Liabilities. Buyer will, on the Closing Date (as defined below), assume and agree to pay or otherwise discharge, in accordance with the stated written terms of the applicable obligations, only the following liabilities of Seller:

         (a) Accounts Payable. Those liabilities actually listed on the Most Recent Balance Sheet (as defined below) entitled "Accounts Payable" and "Accrued Expenses" only up to the maximum amount of such liabilities set forth on the Most Recent Balance Sheet and all other liabilities incurred in the ordinary course of business after the Most Recent Balance

               Sheet prior to the Closing Date that are reflected in Seller's books and records, which liabilities are further identified on
               Exhibit 1.3(a) attached hereto;

         (b) Accounts Receivable Credits. Those credits actually listed on the Most Recent Balance Sheet entitled "Accounts Receivables" only up to the maximum amount of such liabilities set forth on the Most Recent Balance Sheet;

         (c) Personal Property Leases. Only those obligations of Seller set forth in the Personal Property Leases which are set forth on
               Exhibit 1.1(c) attached hereto (the obligations described in Sections 1.3 (a), (b) and (c) are collectively referred to as the "Assumed Liabilities"); and

         (d) Retained Liabilities of Seller. Except for the Assumed Liabilities, Buyer shall not assume and hereby expressly disclaims any assumption of any other liabilities, obligations, debts or payables of any nature of Seller, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, accrued or unaccrued or otherwise (the "Retained Liabilities"), and whether existing on or arising after the Closing Date or, regardless of when asserted, related to periods prior to the Closing Date. Retained Liabilities of the Seller shall include without limitation all severance and other deferred wages and other compensation obligations to the Seller's employees, along with any associated local, state, or federal taxes, as well as obligations to such employees under any employee stock ownership plan, and shall include any liability arising out of or related to any pollution or threat to human health or the environment or any violation of any Environmental Laws (as defined below) that is related in any way to the Seller, the Business, the Real Property Lease or any previous owner's use of any of the above, and which occurred, existed or related to conditions or circumstances existing prior to the Closing, regardless of whether those matters are described in the Disclosure Schedule (as defined below). Notwithstanding the foregoing, if Buyer receives by December 31, 2003 an order for at least $300,000 of Seller's products from the Government of Mexico (or an agency thereof), Buyer will, within thirty (30) days after receiving payment for such products, pay Seller for any Retained Liabilities accrued by Buyer as of the Closing Date or any Third Party Debt incurred as of the Closing Date and not paid by Buyer pursuant to Section 2.1, up to a maximum of $30,000.

1.4 Instruments of Transfer to Buyer. At the Closing, Seller will deliver to Buyer such bills of sale, endorsements, assignments (together with any necessary consents), and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer and Seller and their respective counsel, which shall be effective to vest in Buyer valid, legal, good and marketable title in and to the Purchased Assets. At any time after the Closing, at the request of the Buyer and without further consideration, the Buyer will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Buyer may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to vest in the Buyer good and marketable title to, all of the Purchased Assets, to put the Buyer in actual possession and operating control thereof and to assist the Buyer in exercising all rights with respect thereto, without further cost or expense to the Buyer.

                                   SECTION 2.
                            PAYMENT OF DEBT; CLOSING

2.1 Payment of Debt. In addition to assuming the Assumed Liabilities subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and agreements of Seller contained herein and in consideration of the sale, assignment, transfer and delivery of the Purchased Assets, Buyer will pay (a) the Johnson Debt (as defined below), on behalf John Borgos on the Closing Date, which will satisfy in full the Borgos Debt and (b) the Third Party Debt (less $11,000) within 60 days of the Closing Date.

2.2 Closing Date. The consummation of the transactions contemplated by this Agreement (the "Transaction") shall constitute the closing (the "Closing"). The Closing shall take place on the date hereof (the "Closing Date") at the offices of Oppenheimer Wolff & Donnelly LLP located at 45 South Seventh Street, Minneapolis, MN or at such other place or time as the parties shall mutually agree.

2.3      Deliveries.

         (a) Deliveries of Seller. At or prior to the Closing, Seller will deliver the following documents to Buyer:

               (i) Certified resolutions of Seller's board of governors and members approving this Agreement and all other documents being entered into by Seller related to, or arising from, the Transaction;

               (ii) A certificate, from a duly authorized officer of Seller, certifying that all representations and warranties made herein by Seller are true and correct as of the Closing Date; that there are no undisclosed facts or occurrences that may have a Material Adverse Effect (as defined below) on the business, financial condition or prospects of Seller; and as to such other information as is reasonably requested by Buyer;

               (iii) An opinion of Thomas Hara, counsel to Seller, in form and content satisfactory to Buyer and its counsel;

               (iv) Physical possession of all the Purchased Assets together with such bills of sale and instruments of conveyance, transfer and assignment, dated as of the Closing Date, as shall be sufficient to transfer to and vest in Buyer good, valid, and marketable title to the Purchased Assets free and clear of any Encumbrances;

               (v) Certificate of Good Standing of Seller, issued by the Secretary of State of the State of New Jersey and State of Minnesota dated within five (5) days of Closing;

               (vi)    Documents evidencing termination of employees pursuant to
                       Section 5.3(c) hereof;

               (vii) An at-will employment agreement and stock option agreement between Buyer and John Borgos containing terms and conditions satisfactory to Buyer and John Borgos (collectively, the "Borgos Agreements");

               (viii) A consulting agreement and stock option agreement between Buyer and Ramon Diaz containing terms and conditions satisfactory to Buyer and Ramon Diaz (collectively, the "Diaz Agreements");

               (ix) A satisfaction of the Johnson Debt (including UCC termination statements) and payoff letters from the holders of the Third Party Debt stating the amount of the Third Party Debt as of October 1, 2002;

               (x) Documents evidencing transfer of registered Intellectual Property Rights in form and content satisfactory to Buyer; and

               (xi) Such other documents as Buyer may reasonably request to effectuate the Transaction.

         (b) Deliveries of Buyer. At the Closing, Buyer will deliver to Seller the following:

               (i) Certified resolutions of Buyer's board of directors approving this Agreement and all other documents being entered into by Seller related to, or arising from, the Transaction;

               (ii)    The Borgos Agreements;

               (iii)   The Diaz Agreements; and

               (iv) Offers by Buyer of at-will employment for Franz Pearson, Charlotte Nowakowski and Linda Borgos.

               (v) Such other documents as Seller may reasonably request to effectuate the Transaction.

                                   SECTION 3.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As a material inducement to Buyer to enter into this Agreement, with the understanding that Buyer will be relying thereon in consummating the Transaction, Seller represents and warrants, and the Members, jointly and severally, represent and warrant to Buyer that:

3.1 Disclosure Schedule. The disclosure schedule marked as Exhibit 3 hereto (the "Disclosure Schedule") is divided into sections which correspond to the subsections of this Section 3. The Disclosure Schedule is accurate and complete and the disclosures in any subsection thereof shall not constitute disclosure for purposes of any other subsection in any other section or subsection of this Agreement. If any item on the Disclosure Schedule pertains to more than one representation or warranty, reference or cross-reference to each of such other representations or warranties must be made on the Disclosure Schedule.

3.2 Organization and Standing. Except as set forth in Section 3.2 of the Disclosure Schedule, Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey, (ii) has all requisite power and authority to carry on the Business as it is now being conducted and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business as a foreign limited liability company in good standing in the State of Minnesota and every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed or to be in good standing would not have a Material Adverse Effect on Seller. A "Material Adverse Effect" with respect to Seller shall mean an individual or cumulative adverse change in, or effect on, the Business, customers, or customer relations, operations, properties, condition (financial or otherwise), assets, prospects or liabilities of Seller or is reasonably expected to be materially adverse to Seller's Business, customers or customer relations, operations, properties, condition (financial or otherwise), assets, prospects or liabilities of Seller, or an individual or cumulative adverse change or effect that would prevent Seller from consummation of the Transaction. Section 3.2 of the Disclosure Schedule contains a list of all jurisdictions in which Seller is qualified or licensed to do business.

3.3 Authority. Seller has full power and authority to enter into, execute, deliver and perform this Agreement and each of the agreements and instruments to be delivered pursuant hereto. The board of directors, or managers, as applicable, and members of Seller have taken all action required by law, its organizational documents or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction. No other proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the Transaction. John Borgos and Ramon Diaz are the owners of all the outstanding membership interests in and are the only current members of the Seller. This Agreement has been duly and validly executed by Buyer and the Members. This Agreement is a valid and binding obligation of Seller and the Members, and, when executed and delivered, such other agreements and instruments to be delivered by Seller and the Members pursuant hereto will be valid and binding agreements and instruments of Seller and the Members, as the case may be, enforceable against them in accordance with its and their terms, respectively.

3.4 Non-Contravention. Except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transaction will (i) violate any provisions of any of the Seller's organizational and governing documents, (ii) violate, conflict with, constitute a default under, or give rise to any right of termination of any agreement or instrument to which the Seller is a party or by which it or its assets or properties are bound or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Seller.

3.5 Consents and Approvals. Except as set forth in Section 3.5 of the Disclosure Schedule, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents") any individual or entity, including any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (an "Authority"), is required in connection with the execution, delivery or performance of this Agreement or the consummation by Seller of any of the documents being entered into by Seller related to, or arising from, the Transaction.

3.6      Financial Statements. Section 3.6 of the Disclosure Schedule contains
         (i) the Seller's unaudited Balance Sheet as of, and statements of operations and cash flows of the Seller for the eight months ended August 31, 2002, and (ii) the Seller's unaudited historical balance sheets as of, and statements of operations and cash flows for the fiscal years ended, December 31, 2000 and 2001 (collectively, the "Financial Statements"). Except as disclosed therein the Financial Statements (i) are in accordance with the books and records of Seller and have been prepared consistently for all periods, and (ii) are true, complete and accurate and fairly present the respective financial positions of Seller as of the respective dates thereof and the results of operations for the periods then ended. The balance sheet dated as of August 31, 2002 is hereinafter referred to as (the "Most Recent Balance Sheet").

3.7 Debt. Section 3.7 of the Disclosure Schedule contains an accurate and complete list of all indebtedness and other liabilities of Seller that are not included in the Most Recent Balance Sheet under the heading "Accounts Payable" or "Accrued Expenses", including the revolving lines of credit that are guaranteed by John Borgos (the "Third Party Debt") and the indebtedness owed by the Seller to John Borgos (the "Borgos Debt") In addition, Section 3.7 of the Disclosure Schedule sets forth the indebtedness owed by John Borgos to Glenn Johnson, which is secured by a security in the Seller's assets (the "Johnson Debt").

3.8 Undisclosed Liabilities. Except as set forth in Section 3.8 the Disclosure Schedule, the Seller has no liabilities or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due other than: (a) liabilities that are fully reflected or reserved for on the Most Recent Balance Sheet or (b) liabilities that are incurred by the Seller in the ordinary course of business after the date of the Most Recent Balance Sheet, which will not exceed $20,000 in the aggregate and none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law.

3.9 Absence of Certain Changes. Except as set forth in Section 3.9 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, Seller has owned and operated the Purchased Assets and Business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, except as set forth in
         Section 3.9 of the Disclosure Schedule: (a) Seller has not experienced any change which constitutes a Material Adverse Effect or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect; (b) Seller has not suffered (i) any loss, damage, destruction or other casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a Material Adverse Effect; (c) Seller has not sold, transferred, or otherwise disposed of any of its assets or properties other than in the ordinary course of business; (d) Seller has not disposed of or permitted the lapse of any license, permit, authorization, marketing approval, patent, trademark, trade name, or copyright owned by it; and (e) Seller has not incurred any liabilities other than in the ordinary course of business.

3.10 Purchased Assets of Business. Except as set forth in Section 3.10 of the Disclosure Schedule, Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, with the unrestricted right to sell, assign, transfer and convey the Purchased Assets to Buyer in the manner contemplated herein. The Purchased Assets comprise all of the assets, both tangible and intangible, necessary for the continued conduct of the Business by Buyer as the Business is presently conducted and proposed to be conducted.

3.11 Machinery and Equipment. Except as set forth in Section 3.11 of the Disclosure Schedule, the Machinery and Equipment are in good operating condition and repair (ordinary wear and tear excepted) fit for the intended purposes and no material maintenance, replacement or repair has been deferred or neglected. All of the structures, improvements and fixtures included in Seller's facilities are in good order and repair. The Machinery and Equipment are not subject to any lease agreement or arrangement.

3.12 Intellectual Property Rights. The Seller owns or has the unrestricted right to use all Intellectual Property Rights used in or necessary or required for the conduct of the Business. All registered Intellectual Property Rights are listed or described in Section 3.12 of the Disclosure Schedule. The use of all Intellectual Property Rights necessary or required for the conduct of the Business as presently conducted and as proposed to be conducted does not and will not infringe or violate any intellectual property rights of any person or entity. Except as described in Section 3.12 of the Disclosure Schedule, the Seller (i) does not own or use any Intellectual Property Rights pursuant to any written license agreement; and (ii) has not granted any person or entity any rights, pursuant to written license agreement or otherwise, to use the Intellectual Property Rights.

3.13 Inventories. Except for the obsolete inventory listed in Section 3.13 of the Disclosure Schedule, the Inventory consists of finished goods, work in process, raw and packaging materials and spare and replacement parts (which are either currently used in production of products or are products currently offered for sale by Seller) all of which (i) meet Seller's specifications and industry standards applicable to such inventories, including not having an expired shelf life, and (ii) are usable or salable in the ordinary course of Seller's business.

3.14 Insurance. Section 3.14 of the Disclosure Schedule contains an accurate and complete list of all policies of fire and other casualty, auto liability, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Seller, specifying the insurer, the policy number, the term of the coverage and, in the case of any "claims made" coverage, the same information as to predecessor policies for the previous five (5) years. All present policies are in full force and effect and all premiums with respect thereto have been paid. Except as set forth in Section 3.14 of the Disclosure Schedule, Seller has not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five (5) years.

3.15 No Litigation or Adverse Events. No suit, action or legal, administrative, arbitration or other proceeding, or investigation by any governmental agency, pertaining to the Purchased Assets, the Business, the Assumed Liabilities or the Transaction, or any change in the zoning or building ordinances affecting the Business properties or leasehold interests, is pending or, to the knowledge of the Seller and the Members, has been threatened, nor do any facts exist which could reasonably be expected to lead to any such proceedings.

3.16 Employees. None of the Seller's employees is represented by a union, and no union organizing activities has taken or is taking place with respect to the Seller's employees. With respect to the Business, the Seller has complied, in all material respects, with all applicable federal, state and local laws relating to the employment of labor. The Seller has not experienced any significant work stoppage or other significant labor difficulty. Upon termination of employment of any person, Buyer will not, by reason of anything done at or prior to or as of the Closing Date, be liable to any such persons for so-called "severance pay" or any other payments. Within the 12-month period prior to the date hereof, there has not been any expression of intention to the Seller by officer or key employee of the Seller to terminate his or her employment.

3.17 Employee Benefit Plans. With respect to each employee benefit, incentive compensation, deferred compensation, equity-based compensation or perquisite plan, policy or practice covering any current or former employees of the Seller or their spouses, dependents or beneficiaries (a "Plan"), (i) the Seller does not and could not have any liability arising directly or indirectly under Section 412 of the Internal Revenue Code of 1986, as amended (the "Code") or Section 302 or Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) the Seller does not and could not have any liability arising directly or indirectly to or with respect to any "multi-employer plan" within the meaning of
         Section 401(a)(3) of ERISA; (iii) the Seller does not and could not have any liability arising directly or indirectly in connection with any failure of Sellers to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA ("COBRA"); and (iv) nothing has occurred or failed to occur with respect to any Plan which could result in any liability to Buyer. Section 3.17 of the Disclosure Schedule lists each Plan.

3.18 Leases; Facility. Seller owns no real property. Other than the real property specified in the Real Property Lease, there is no real property used or necessary for the continued conduct of Business by Buyer. The Real Property Lease is legal, valid and a binding agreement duly enforceable in accordance with the terms and is currently in full force and effect. The Real Property Lease is fully paid up through the Closing Date and no defaults exist thereunder. The Seller's assignment to Buyer of its interest under the Real Property Lease will be duly made and effective as of the Closing Date. The Seller has not violated, nor is it currently in violation of, any law, regulation or ordinance relating to the ownership or use of the facility covered by the Real Property Lease (the "Facility") including, but not limited to, any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matters.

3.19 Environmental. There have been no acts or omissions occurring on or with respect to the Facility (whether or not such acts or omissions were permitted by the Seller) which do not or have not complied with or otherwise created any liability under any federal, state and local environmental laws and related rules and regulations, including, but not limited to, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act and their state and local law counterparts (collectively referred to herein as the "Environmental Laws") in connection with the ownership and use of the Facility. To the knowledge of the Seller and the Members, the soil and ground water thereunder are free of environmental liens and the presence of any hazardous or regulated substances or wastes, petroleum or petroleum products, pcb's, radon, underground or above ground storage tanks, septic systems or wells (hereinafter collectively "Hazardous Substances") as those terms are defined under any Environmental Laws, except as such may have been used in the ordinary course of the Business and in compliance with, and not creating any liability under, Environmental Laws. There are no pending or, to the knowledge of the Seller and the Members, threatened environmental, health or safety claims, complaints or litigation, nor do any conditions exist which could result in any of such claims, against the Seller or as to the Facility, relating in any way to the Facility.

3.20 Products and Warranties. Except as set forth in Section 3.20 of the Disclosure Schedule, each product manufactured, sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and meets or exceeds the standards required by all laws now in effect and there is no pending or threatened legislation, ordinance or regulation, which if adopted, would have a Material Adverse Effect upon the products sold by Seller. Seller has no liability (and there is no basis for any present or any future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) for replacement or repair of any product manufactured, sold, leased or delivered by Seller or other damages in connection therewith. No product manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.

3.21 Orders, Commitments and Returns. Except as set forth in Section 3.21 of the Disclosure Schedule, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by Seller and all outstanding material contracts or material commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. Except as set forth in Section 3.21 of the Disclosure Schedule, there are no claims against Seller to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

3.22 Compliance with Law; Permits. Except as set forth in Section 3.22 of the Disclosure Schedule, Seller does not require the Consent of any Authority to permit Seller to operate the Business in the manner in which Seller is presently operating the Business, and Seller possesses all permits, licenses and other authorizations from all Authorities necessary to permit it to operate the Business in the manner in which it is presently conducted and the consummation of the Transaction will not prevent Buyer from being able to continue to use such permits and operating rights.

3.23 Taxes. Except as set forth in Section 3.23 of the Disclosure Schedule, Seller has filed (or caused to be filed) all tax reports and returns required to be filed by Seller and has paid (or caused to be paid) all taxes properly due in connection therewith, including interest and penalties. There are no liens, encumbrances, claims or charges of any kind for taxes on any Purchased Assets. For purposes of this Section 3.23, "tax" will mean and include taxes, additions to tax, penalties, interest, fines, duties, withholdings, assessments and charges assessed or imposed by any governmental authority, including, but not limited to, all federal, state, county, local and foreign income, profits, gross receipts, import, ad valorem, real and personal property, premium franchise, transfer, windfall profits, environmental, minimum or alternative, accumulated profits, license, occupation, sales, use, value added, stamp, capital stock, net worth, transfer, withholding, payroll, employment, excise, custom, duty and any other taxes, obligations and assessments of any kind whatsoever; "tax" will also include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined or unitary group as well as any liability under any tax allocation, tax sharing, tax indemnity or similar agreement.

3.24 Brokers. Seller has not engaged or employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage fee or commission, finders fee, financial advisory fee or investment banker fee, in connection with the Transaction, nor is there any basis known to Seller or the Members for any such fee or commission to be claimed by any person or entity.

3.25 Contracts; No Default. Except as set forth in Section 3.25 of the Disclosure Schedule, the Seller does not: (i) have any written contract, commitment, agreement or arrangement with any person or business or an oral contract, commitment, agreement or arrangement which (a) requires payments individually in excess of $5,000 annually or in excess of $20,000 over its term and (b) is not terminable on 30 days or less notice without cost or other liability; (ii) pays any person or entity (other than an employee) cash remuneration at the annual rate of more than $20,000 for services rendered; (iii) is restricted by agreement from carrying on its business or any part thereof anywhere in the world or from competing in any line of business with any person or entity; (iv) is subject to any outstanding sales or purchase contracts, commitments or proposals which will result in any loss upon completion of performance thereof; (v) is party to any purchase or sale contract or agreement that calls for aggregate purchases or sales in excess over the course of such contract or agreement of $20,000 or which continues for a period of more than 12 months; (vi) has any distributorship, dealer, manufacturers representative, franchise or similar sales contract relating to the payment of a commission; or (vii) is subject to any contract, commitment, agreement or arrangement that contains a provision that would be triggered or cause a breach or right to terminate upon a change of control (or a change in ownership) of the Seller. True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to this Section 3.25 have been made available to Buyer for review. Except as set forth in Section
         3.25 of the Disclosure Schedule, all such items are valid and enforceable by and against the Seller in accordance with their respective terms, except to the extent of applicable bankruptcy, reorganization, solvency, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally or the availability of specific performance, injunctive relief and other equitable remedies; and the Seller is not in breach, violation or default in the performance of any of their obligations thereunder, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time or both, would constitute such a breach, violation or default thereunder or thereof.

3.26 Disclosure. There is no material fact as of the date hereof which has not been disclosed in writing to Buyer related to Seller, the Purchased Assets, the Assumed Liabilities, the Business, or the operations, properties, financial condition or prospects of the Business which has or could reasonably be expected to have a Material Adverse Effect on Seller or the Business. The representations and warranties contained in this Section 3 or elsewhere in this Agreement or any document delivered pursuant hereto will not be affected or deemed waived by reason of the fact that Buyer or its respective representatives knew (other than as a result of the express disclosures contained in the Disclosure Schedule) or should have known that any such representation or warranty is or might be inaccurate in any respect.

3.27 Plan of Reorganization. The Seller's First Amended Plan of Reorganization filed February 17, 1999 in the United Stated Bankruptcy Court for the District of New Jersey (the "Plan of Reorganization") has not been appealed, reconsidered or modified in any manner and has not been amended or revised post-confirmation. All secured creditors who were filed as of the confirmation date received prior notice of the Plan of Reorganization and had an opportunity to object. The Seller has fully satisfied all of its obligations under the Plan of Reorganization, including, but not limited to, the payment of ninety percent (90%) of its unsecured claims within one hundred eighty (180) days following the effective date of the Plan of Reorganization. Immediately following and as a result of the Plan of Reorganization, John Borgos owned at least 99% of the membership interests of Seller.

                                   SECTION 4.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller and the Members that:

4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware.

4.2 Authority. Buyer has full corporate power and authority to enter into this Agreement and to carry out the Transaction. The board of directors of Buyer has taken all action required by law, its certificate of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction. No other corporate proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the Transaction. This Agreement has been duly and validly executed by Buyer. This Agreement is a valid and binding obligation of Buyer, and, when executed and delivered, such other agreements and instruments to be delivered by Buyer pursuant hereto will be valid and
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

         binding agreements and instruments of Buyer, enforceable against it in accordance with its and their terms, respectively.

4.3 Non-Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the Transaction will: (i) violate any provisions of any of the Buyer's certificate of incorporation or bylaws, (ii) violate, conflict with, constitute a default under, or give rise to any right of termination of any agreement or instrument to which the Buyer is a party or by which its assets or properties are bound or (iii) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Buyer.

4.4 Brokers. Buyer has not engaged or employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Buyer for any such fee or commission to be claimed by any person or entity.

                                    SECTION 5.
                                    COVENANTS

         Buyer on the one hand, and Seller on the other hand, agree as follows:

5.1 Further Assurances and Cooperation. Each party hereto shall execute and deliver, or cause to be executed and delivered, such documents and take, or cause to be taken, such actions as the other party may reasonably request in order to consummate more effectively the Transaction. If Buyer decides to use the name "Vasamedics," Seller will take such action as Buyer reasonably requests to enable Buyer to do so, including changing Seller's name.

5.2 Public Announcement. None of the parties hereto shall make any public announcement with respect to the Transaction, except to governmental agencies as counsel shall deem necessary to comply with applicable law, rule or regulation, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

5.3      Employee Matters.

         (a) Offers of Employment. In addition to the at-will employment agreement with John Borgos, Buyer will offer full-time at-will employment to Franz Pearson and Charlotte Nowakowski and temporary, part-time at-will employment to Linda Borgos and Tom Borgos effective October 1, 2002. All such at-will employees will be required to execute Buyer's standard agreement which include provisions regarding confidentiality, assignment of inventions and a one-year covenant not to compete. Buyer will begin paying such employees as of September 30, 2002. Buyer will give all such employees credit for accrued vacation to the extent reflected on the Most Recent Balance Sheet or accrued since the date of the Most Recent Balance Sheet.

         (b) Consulting Agreement. Buyer will execute a consulting agreement, which will be effective as of September 30, 2002, with Ramon Diaz as provided in Section 2.3 hereof in form and content satisfactory to Buyer and Ramon Diaz.

         (c) Termination. On the Closing Date, Seller will terminate all employees then employed in the Business who are to be hired by Buyer pursuant to Section 5.3(a) and as a consultant pursuant to
               Section 5.3(b) hereof (the "Terminated Employees"). Seller shall be responsible for all Warn Act obligations, all severance and other obligations to the Terminated Employees and Seller shall be responsible for all obligations to its former employees with respect to any 401(k) plan, and any other pension or profit sharing plan liabilities.

5.4      Tax Matters.

         (a) Certificates. Seller shall on the date hereof provide Buyer with any clearance certificates or similar documents which may be required by any state taxing authority.

         (b) Preparation of Tax Returns. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

         (c) Payment of Transaction Taxes. Seller and Buyer will each be responsible for one-half of any sales, use, transfer or documentary taxes and recording and filing fees applicable to the transactions contemplated by this Agreement.

         (d) Retention of Records. Seller shall request that records in possession of its independent certified accountants be retained by them for the customary retention period established by the firm (but not less than the applicable statute of limitations period), and that such records be made available to Buyer on request.

5.5 Full Access to Buyer. For a period ending on the later of (i) twelve months after the Closing Date or (ii) the date on which any indemnification claims by Buyer have been finally resolved, Seller shall afford to Buyer and its, directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents access to the facilities, properties, book and records of Seller's Business in order that Buyer may have full opportunity to make such investigations as it shall desire to make of the affairs of Seller's Business, and Seller shall furnish such additional financial and operating data and other information of the Business as Buyer shall, from time to time, reasonably request, including access to the working papers of its independent certified public accountants relating to Seller's Business or the assets, provided, however, that any such investigation shall be conducted at reasonable times and upon reasonable notice; provided, further, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of Seller herein; and provided, further, Seller and Buyer shall reasonably cooperate with each other regarding Buyer's interviews of or discussions with customers and suppliers of the Business prior to Closing.

5.6 Third Party Agreements. Seller shall obtain all necessary consents from third parties with respect to any agreements of Seller upon request by Buyer.

5.7 Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the Transaction, including, without limitation, fees and expenses of legal counsel, accountants, investment brokers or finders, printers, copiers, consultants or other representatives for services used, hired or rendered hereunder.

5.8 Confidentiality. After the Closing, Seller will not use or disclose to third parties any confidential information relating to the Business provided that (a) Seller may use or disclose any such information which has been publicly disclosed (other than by Seller after the date hereof) and (b) to the extent Seller may be legally compelled to disclose any such information, Seller may disclose such information if Seller shall have afforded Buyer the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be so disclosed.

                                   SECTION 6.
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of Buyer or the results of any such investigation and notwithstanding the participation of Buyer in the Closing, the representations and warranties of Seller and the Members contained in this Agreement, or in any exhibit, schedule, certificate or other instrument furnished by Seller or the Members at or in connection with the Closing, and the indemnification obligations of Seller and the Members with respect thereto, shall terminate on the first anniversary of the Closing Date; provided, however, that the representations and warranties of Seller and the Members contained in
         Section 3.19 (under the heading "Environmental") and 3.23 (under the heading "Taxes"), and the indemnification obligations of Seller and the Members with respect thereto, shall survive until six (6) months after the expiration of the applicable statute of limitations. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, and the indemnification obligations of Buyer with respect thereto, shall terminate on the first anniversary of the Closing Date. The covenants set forth in this Agreement shall survive the Closing indefinitely. The respective expiration dates for the survival of representations and warranties shall be referred to as the ("Expiration Date").

6.2 Indemnification by Buyer. Buyer agrees to indemnify and hold Seller, its employees, officers, directors, agents and representatives and the Members harmless from and against any and all loss, liability or damage and actions and against all claims in respect thereof (including reasonable attorneys fees, amounts paid in settlement and reasonable costs of investigation herein referred to collectively as "Losses" or individually as "Loss") to which Seller or the Members may become subject to or which it or they may suffer or incur as a result of or in connection with (i) any untrue representation of, or breach of warranty by, Buyer in any part of this Agreement, notice of which is given to Buyer on or prior to the relevant Expiration Date; (ii) any nonfulfillment of any covenant, agreement or undertaking of Buyer in any part of this Agreement; (iii) the use, ownership or operation of the Purchased Assets of Seller and the conduct of Seller's Business after the Closing Date, unless such Losses or Loss is subject to indemnification by Seller pursuant to Section 6.3 hereof; and (iv) any and all reasonable costs and expenses, including reasonable legal fees and expenses, in connection with enforcing the indemnification rights of Seller pursuant to this Section 6.2.

6.3 Indemnification by Seller and Members. Seller and Members, jointly and severally, agree to indemnify and hold Buyer and its employees, officers, directors, agents and representatives harmless from and against any and all Loss or Losses to which Buyer or any of the foregoing may become subject to or which it or they may suffer or incur, directly or indirectly, as a result of or in connection with (i) any untrue representation or breach of warranty by Seller or the Members in any part of this Agreement, notice of which is given to Seller on or prior to the relevant Expiration Date; (ii) the breach of or nonfulfillment of any covenant, agreement or undertaking of Seller in this Agreement; (iii) any Retained Liabilities; (iv) the use, ownership or operation of the assets of Seller and the conduct of the Seller's Business prior to the Closing Date; (v) any Loss relating to employment and labor matters, practices and conditions including without limitation events giving rise to workers' compensation claims, and which occurred, existed or related to conditions or circumstances existing prior to Closing Date, regardless of whether those matters are described in the Disclosure Schedule; (vi) any Loss for Taxes of Seller with respect to any tax period or portion thereof ending on or before the Closing Date in excess of amounts accrued for Taxes on the Most Recent Balance Sheet (exclusive of any reserve for deferred Taxes established to reflect temporary differences between book and taxable income pursuant to Statement of Financial Accounting Standards No. 109), regardless of whether such liabilities for Taxes arise out of or constitute a breach of any representation, warranty or covenant in this Agreement; (vii) any Loss relating to or arising out of alleged product failures, product warranties or guaranties with respect to any products sold by the Seller prior to the Closing Date, whether known or unknown; and (viii) any and all costs and expenses including reasonable legal fees and expenses, incurred in connection with enforcing the indemnification rights of Buyer pursuant to this Section 6.3.

6.4      Claims for Indemnification.

         (a) General. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim, and the facts constituting the basis for such claim, but in no event later than thirty (30) days after the Indemnified Party acquires knowledge of the claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby. If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it shall deliver, within twenty (20) days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party shall file timely written notice of objection to any claim for indemnification, the validity and amount of such claim shall be determined by arbitration pursuant to Section 7.6. If timely notice of objection is not delivered or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, shall have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, including any bonus payment due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.

         (b) Claims by Third Parties. With respect to claims made by third parties, the Indemnifying Party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

                  (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                  (ii) no Indemnifying Party shall consent to (i) the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (ii) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and

                  (iii) if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within five (5) days after receipt of notice of the claim, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this
                          Section 6; provided that the Indemnified Party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim without the prior written consent of the Indemnifying Party if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

         (c) Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

         (d) Disclosure. No action by an Indemnified Party to determine the extent of indemnified liability, including voluntary disclosure to Authorities or potential claimants, shall in any way affect such Indemnified Party's right to indemnification from the Indemnifying Party.

6.5      Limitation on Indemnification.

         (a) Neither Buyer, on the one hand, nor the Seller or the Members on the other hand, as the case may be, shall be entitled to indemnification pursuant to Section 6 unless the aggregate amount of all claims thereunder is more than Twenty Five Thousand Dollars ($25,000) (the "Basket Amount"). When the aggregate amount of all such Losses of an Indemnified Party equals or exceeds the Basket Amount, the Indemnified Party will be entitled to full indemnification of all claims, including the Basket Amount. The parties hereto agree that the Basket Amount is not a deductible amount, nor that the Basket Amount will be deemed to be a definition of "material" for any purpose in this Agreement.

         (b) The maximum liability of John Borgos under this Section 6 shall not exceed the aggregate amount of the cash bonuses, if any, paid to John Borgos pursuant to the Borgos Agreements. The maximum liability of Ramon Diaz under this Section 6 shall not exceed the aggregate amount of the cash bonuses, if any, paid to Ramon Diaz pursuant to the Diaz Agreements. The Buyer shall be entitled to deduct and set-off against any such cash bonus payments that would otherwise be payable under either the Borgos Agreements or the Diaz Agreements, whether earned before or after Buyer makes any claim for indemnification under this Section 6, the amount of any Losses for which Buyer is entitled to indemnification under this Section 6.

                                   SECTION 7.
                                  MISCELLANEOUS

7.1 Notices. Any notice, demand, request or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if personally served or on the fifth (5th) day after mailing if mailed by registered or certified mail, return receipt requested, addressed as follows (or to such other address of which either of the parties hereto shall have notified the other party hereto in accordance herewith):

         To Buyer:        Optical Sensors Incorporated
                          7615 Golden Triangle Drive, Suite C
                          Minneapolis, Minnesota 55344
                          Attn:  Paulita LaPlante

         with an additional copy thereof to:

                          Thomas A. Letscher
                          Oppenheimer Wolff & Donnelly LLP
                          Plaza VII, Suite 3300
                          45 South Seventh St.
                          Minneapolis, MN 55402

         To Seller:       John Borgos
                          Vasamedics LLC
                          2958 Yorkton Blvd.
                          Little Canada, MN 55117

                          Ramon Diaz
                          5510 Boyce Springs
                          Houston, TX 77066

7.2 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Minnesota, without regard to the conflicts of laws principles that might otherwise apply.

7.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which shall constitute one agreement.

7.4 Amendment or Modification. This Agreement may not be modified or amended except by a written instrument duly executed by each of the parties hereto.

7.5 Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, provided, however, that Buyer may assign, without Seller's consent, its rights and obligations under this Agreement, in whole or in any part, and from time to time.

7.6 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation thereof, including without limitation alleged fraudulent inducement thereof, will be settled by binding arbitration in Minneapolis, Minnesota by a single arbitrator in accordance with the Complex Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Minnesota for this purpose.

7.7 Entirety of Agreement; Schedules. This Agreement, including the schedules and exhibits hereto, states the entire agreement of the parties with respect to the Purchased Assets conveyed and liabilities assumed hereunder, merges all prior negotiations, agreements and understandings, if there be any, and states in full all representations and warranties which have induced this Agreement, there being no representations or warranties other than those herein stated. The Schedules referred to in this Agreement are intended to be an integral part of this Agreement.

7.8 Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

7.9 Severability. If any provision hereof is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

7.10 No Third Party Beneficiaries. Except as expressly permitted by this Agreement, nothing in this Agreement will confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                         Buyer:


                                         OPTICAL SENSORS INCORPORATED


                                         By:    /s/ Paulita LaPlante
                                            ------------------------------------
                                         Name:  Paulita LaPlante
                                              ----------------------------------
                                         Title: President and CEO
                                               ---------------------------------


                                         Seller:

                                         VASAMEDICS LLC


                                         By:    /s/ John Borgos
                                            ------------------------------------
                                         Name:  John Borgos
                                              ----------------------------------
                                         Title: President
                                               ---------------------------------


                                         Members:


                                         /s/  John Borgos
                                         ---------------------------------------
                                         John Borgos


                                         /s/  Ramon Diaz
                                         ---------------------------------------
                                         Ramon Diaz